PULTEGROUP, INC.
AMENDED RETIREMENT POLICY
(Effective July 24, 2015)
This PulteGroup, Inc. Retirement Policy, as set forth herein (the “Policy”), sets forth administrative guidelines to be used by the Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) of PulteGroup, Inc., a Michigan corporation (“PulteGroup”), with respect to the treatment of outstanding equity-based awards and long-term incentive awards for employees of PulteGroup and its subsidiaries (collectively, the “Company”) whose employment terminates pursuant to a Qualifying Retirement (as described herein).

1.
Qualifying Retirement. For purposes of administering this Policy, a Qualifying Retirement means a termination of employment by the employee (i) on or after the attainment of age 60 and the completion of five consecutive years of service or (ii) on or after the attainment of age 55 and the completion of ten consecutive years of service; provided that, the employee delivers his or her notice of retirement to the Company at least six months prior to the anticipated retirement date.

2.	Treatment of Equity and Long-Term Incentive Awards Upon a Qualifying Retirement.
If an employee experiences a Qualifying Retirement and timely executes and does not revoke a Release, Non-Competition, Non-Solicitation and Confidentiality Agreement, in a form satisfactory to the Company which shall include a two-year non-competition and non-solicitation period, the vesting and exercise period with respect to the employee’s outstanding awards under PulteGroup’s stock incentive plans and long-term incentive programs may be treated as follows:
(a)    Stock Options. Any outstanding stock options held by an employee as of the date of his or her Qualifying Retirement shall be exercisable only to the extent such stock options are exercisable as of such date or become exercisable pursuant to the terms of the underlying option award agreements and shall remain exercisable until the option expiration date.
(b)     Time-Based Restricted Shares. Fifty percent (50%) of the shares of PulteGroup common stock subject to an employee’s outstanding time-based restricted share awards that were not vested immediately prior to the employee’s Qualifying Retirement shall vest upon the employee’s Qualifying Retirement and the remaining shares of PulteGroup common stock subject to such awards shall continue to vest in accordance with the original vesting schedule set forth in the underlying award agreements, assuming that the employee had remained employed with the Company through each vesting date. The accelerated vesting provided for under this Section 2(b) shall apply to the first tranche of shares scheduled to vest following the employee’s Qualifying Retirement, and, to the extent the accelerated vesting provided for under this Section 2(b) applies to additional shares, shall be applied with respect to each subsequent tranche in sequential order thereafter.
(c)    Long-Term Incentive Plan Awards (Cash and Equity-Based Performance Awards). If an employee experiences a Qualifying Retirement during a performance period, then subject to the Compensation Committee’s certification that the performance goals for such performance period have been achieved, the employee shall be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period(s) based on the actual performance during the performance period determined by multiplying the full amount of any such award so payable by a fraction, the numerator of which shall equal the number of days such employee was employed with the Company during the performance period (including the date of the employee’s termination of employment) and the denominator of which shall equal the number of days in the performance period. Notwithstanding anything herein to the contrary, the prorated award shall be paid in accordance with the terms of the applicable award agreement, subject to any delay required by Section 409A of the Internal Revenue Code of 1986, as amended.

(d)    Cancellation of Awards. Notwithstanding the preceding, this Section 2 shall not limit the right of the Company to cancel any awards in connection with a corporate transaction pursuant to the terms of PulteGroup’s stock incentive plans.

3.
Other Benefits - If an employee experiences a Qualifying Retirement and timely executes and does not revoke a Release, Non-Competition, Non-Solicitation and Confidentiality Agreement, in a form satisfactory to the Company which shall include a two-year non-competition and non-solicitation period, the employee is also eligible for the employee’s annual bonus, based on actual performance of the Company and prorated based on number of days employee was employed in the year of employee’s Qualifying Retirement. Payment under this section, if any, will be made as soon as is practical after the end of the year and no later than March 15 of the year following employee’s Qualifying Retirement.

4.	Amendment or Termination of the Policy.
PulteGroup reserves the right to amend or terminate this Policy at any time in its sole discretion.

5.	No Right to Employment or Benefits Described in this Policy.
Neither the adoption of this Policy, nor any amendment hereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any employee the right to be retained in the service of the Company, and all employees shall remain subject to discharge to the same extent as if this Policy had not been adopted.
This Policy is adopted to set forth certain administrative guidelines with respect to the treatment of equity awards following a Qualifying Retirement and, notwithstanding anything in this Policy to the contrary, the decision to apply this Policy to any particular employee shall be determined by the Compensation Committee on a case-by-case basis and nothing in this Policy shall entitle any employee of the Company to receive any of the benefits described herein.

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